EXHIBIT 99.1

PRESS RELEASE

Monster Worldwide Announces Terms of Settlement with Andrew J. McKelvey, former Chairman and Chief Executive Officer of the Company

                Monster Worldwide, Inc. (NASDAQ: MNST) today announced that it has entered into a  Memorandum of Understanding with Andrew J. McKelvey providing for the settlement of claims asserted against Mr. McKelvey on behalf of the Company.  The settlement provides that Mr. McKelvey will pay the Company eight million dollars and convert the 4,762,000 shares of Class B Common Stock owned by him for a like number of ordinary shares of Common Stock.  The effect of the conversion of his shares of Class B Common Stock will be to reduce his voting power from approximately 31.01% to 7.38%.

                The Memorandum of Understanding, which has been approved by the Special Litigation Committee of the Board of the Directors, calls for the execution of a Settlement Agreement primarily resolving the Company’s claims against Mr. McKelvey in the outstanding derivative actions relating to the improper backdating of stock options.  The Settlement Agreement will be subject to court approval.

                Mr. McKelvey has agreed that, pending court approval of the settlement, he will be entitled to vote only one-tenth of the shares of Class B Common Stock beneficially owned by him on all matters submitted to the holders of Common Stock for their vote, approval, waiver or consent.  The remaining nine-tenths of the shares of Class B Common Stock beneficially owned by Mr. McKelvey will be voted in the same way as the votes cast by the other shareholders.

“Today’s announcement marks another step forward in the Company’s efforts to resolve its outstanding litigation and to put behind it the allegations regarding the prior management’s practices with respect to stock option grants, which have been an ongoing distraction to our customers, employees and investors,” said Sal Iannuzzi, Chairman and Chief Executive Officer of the Company.  “This settlement will result in a significant increase in the voice of the Company’s other investors, allow our employees to focus on the needs of our customers and is a confirmation of Monster’s commitment to the achievement of world class corporate governance,” added Mr. Iannuzzi.

About Monster Worldwide

                Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster(R), the premier global online employment solution for more than a decade, strives to bring people together to advance their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at www.monsterworldwide.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.'s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide's control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide's Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts

Monster Worldwide Inc.

Investors:

Robert Jones, 212-351-7032

bob.jones@monsterworldwide.com

or

Media:

Kathryn Burns, 212-351-7063

kathryn.burns@monsterworldwide.com